As filed with the Securities and Exchange Commission on June 7, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WATSCO, INC.

(Exact name of registrant as specified in its charter)

Florida

(State or other jurisdiction of incorporation or organization)

59-0778222

(I.R.S. Employer Identification No.)

2665 South Bayshore Drive, Suite 901

Miami, Florida 33133

(305) 714-4100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

WATSCO, INC. 2021 INCENTIVE COMPENSATION PLAN

(Full title of the plan)

Ana M. Menendez

Chief Financial Officer and Treasurer

Watsco, Inc.

2665 South Bayshore Drive, Suite 901

Miami, Florida, 33133

(305) 714-4100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Drew M. Altman, Esq.

Greenberg Traurig, P.A.

333 S.E. 2nd Avenue, Suite 4400

Miami, Florida 33131

(305) 579-0500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.50 per share	2,721,969(3) shares	$285.80	$777,938,740	$84,873.12
Class B Common Stock, par value $0.50 per share	2,721,969(3) shares	$291.83	$794,352,213	$86,663.83
Totals	5,443,938	—	$1,572,290,953	$171,536.95

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the registrant’s common stock that become issuable under the Watsco, Inc. 2021 Incentive Compensation Plan (the “ICP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of the registrant’s common stock.

(2)

Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) of the Securities Act and based upon the average of the high and low sales price of a share of the registrant’s Common stock as reported by the New York Stock Exchange on June 3, 2021.

(3)

Includes (i) 2,500,000 shares newly issuable under the ICP (which may be either Common Stock or Class B Common Stock) plus (ii) 3,988 shares that remained available for grant under the Watsco, Inc. 2014 Incentive Compensation Plan (the “Prior Plan”) as of June 7, 2021, which is the date on which the registrant’s shareholders approved the ICP, plus (iii) 217,981 shares, representing an estimate of the number of shares underlying currently outstanding awards issued under the Prior Plan, which shares become reissuable under the ICP to the extent that such underlying shares are not issued due to their forfeiture, expiration, termination or otherwise.

EXPLANATORY NOTE

The Watsco, Inc. 2021 Incentive Compensation Plan (the “Plan”) was approved by the shareholders of Watsco, Inc., a Florida corporation (the “Company”, “we”, “us” or “our”), on June 7, 2021 (the “Shareholder Approval Date”). The total number of shares of the Company’s Common stock, par value $0.50 per share, and Class B Common stock, par value $0.50 per share, (collectively, “Common Stock”), available for issuance under the Plan is (i) 2,500,000, plus (ii) the number of shares of Common Stock that remained available for grant under the Watsco, Inc. 2014 Incentive Compensation Plan (the “Prior Plan”) as of the Shareholder Approval Date plus (iii) shares of Common Stock underlying currently outstanding awards issued under the Prior Plan, which shares become reissuable under the ICP to the extent that such underlying shares of Common Stock are not issued due to their, or their related award’s, forfeiture, expiration, termination or otherwise.

PART I.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified by Items 1 and 2 of Part I of Form S-8 is omitted from this registration statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Explanatory Note to Part I of Form S-8.

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b) under the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the United States Securities and Exchange Commission (the “Commission”) by the Company are incorporated herein by reference:

(a)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on February 26, 2021;

(b)	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021, filed with the Commission on May 6, 2021;

(c)

our Current Report on Form 8-K filed with the Commission on June 7, 2021 (not including any information furnished under Item 2.02, 7.01 or 9.01 of any such Form 8-K or any other information that is identified as “furnished” rather than filed, which information is not incorporated by reference herein);

(d)	our Definitive Proxy Statement on Schedule 14A filed in connection with our Annual Meeting of Shareholders held on June 7, 2021, filed with the Commission on April 30, 2021; and

(e)

the description of our Common stock and Class  B common stock contained in our Current Report on Form 8-K, filed with the Commission on December 7, 2012, and any amendments to such Current Report filed subsequently thereto, including all amendments or reports filed for the purpose of updating such description, including the description of our capital stock filed as Exhibit 4.3 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Additionally, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (not including any information furnished under Items 2.02, 7.01 or 9.01 of Form 8-K, which information is not incorporated by reference herein), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part of this registration statement from the date of filing of such documents. Any statement contained in a document incorporated herein by reference will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in a subsequently filed document incorporated herein by reference, modifies or supersedes the statement. Any statement modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Certain legal matters with respect to the validity of the securities offered under this prospectus will be passed upon for us by Greenberg Traurig, P.A., Miami, Florida. Cesar Alvarez, one of our Directors, is the Senior Chairman of Greenberg Traurig, P.A., which receives from us customary fees for legal services.

Item 6. Indemnification of Directors and Officers.

As a corporation incorporated in the State of Florida, we are subject to the Florida Business Corporation Act, or the Florida Act. Section 607.0831 of the Florida Act provides that a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision to take or not to take action, or any failure to take any action, as a director, unless (1) the director breached or failed to perform his or her duties as a director and (2) the director’s breach of, or failure to perform, those duties constitutes (a) a violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful, (b) a circumstance under which the transaction at issue is one from which the director derived an improper personal benefit, either directly or indirectly, (c) a circumstance under which the liability provisions of Section 607.0834 are applicable, (d) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful or intentional misconduct, or (e) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. A judgment or other final adjudication against a director in any criminal proceeding for a violation of the criminal law estops that director from contesting the fact that his or her breach, or failure to perform, constitutes a violation of the criminal law; but does not estop the director from establishing that he or she had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful.

Section 607.0851(1) of the Florida Act permits, in general, a Florida corporation to indemnify any individual who is a party to a proceeding (other than a proceeding by, or in the right of, the corporation) because the individual is or was a director or officer of the corporation, or served another entity in any capacity at the request of the corporation, against liability incurred in such proceeding, if the director or officer acted in good faith, in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. Section 607.0851(4) of the Florida Act provides that a corporation may not indemnify a director or an officer in connection with a proceeding by or in the right of the corporation except for expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, where such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, unless ordered to provide indemnification or advance expenses to such director or officer by a court, pursuant to Section 607.0854(1)(c) of the Florida Act, if the court determines, in view of all the relevant circumstances, that it is fair and reasonable to indemnify or to advance expenses to the director or officer. If the director or officer was adjudged liable, indemnification shall be limited to expenses incurred in connection with the proceeding. Section 607.0853(1) of the Florida Act permits the corporation, before final disposition of a proceeding, to advance funds to pay for or reimburse expenses incurred in connection with the proceeding by an individual who is a party to the proceeding because that individual is or was a director or an officer if the director or officer delivers to the corporation a signed written undertaking of the director or officer to repay any funds advanced. Section 607.0858(1) of the Florida Act provides that the indemnification and advancement of expense provisions contained in the Florida Act are not exclusive, and a corporation may, by a provision in its articles of incorporation, bylaws or any agreement, or by vote of shareholders or disinterested directors, or otherwise, obligate itself in advance of the act or omission giving rise to a proceeding to provide any other or further indemnification or advancement of expenses to any of its directors or officers. Section 607.0859 of the Florida Act provides that a corporation may not indemnify or advance expenses to a director or officer if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) willful or intentional misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder; (ii) a transaction in which a director or officer derived an improper personal benefit; (iii) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; or (iv) in the case of a director, a circumstance under which the liability provisions of Section 607.0834 are applicable, unless ordered to provide indemnification or advance expenses to such director or officer by a court, pursuant to Section 607.0854(1)(c) of the Florida Act, if the court determines, in view of all the relevant circumstances, that it is fair and reasonable to indemnify or to advance expenses to the director or officer.

Section 607.0852 of the Florida Act provides that a corporation must indemnify an individual who is or was a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the individual was a party because he or she is or was a director or officer of the corporation against expenses incurred by the individual in connection with the proceeding.

Section 607.0857 of the Florida Act provides that a corporation shall have the power to purchase and maintain insurance on behalf of and for the benefit of an individual who is or was a director or officer of the corporation, or who, while a director or officer of the corporation, is or was serving at the corporation’s request as a director, officer, manager, member, partner, trustee, employee, or agent of another domestic or foreign corporation, limited liability company, partnership, joint venture, trust, employee benefit plan, or other enterprise or entity, against liability asserted against or incurred by the individual in that capacity or arising from his or her status as a director or officer, whether or not the corporation would have power to indemnify or advance expenses to the individual against the same liability under the Florida Act.

Our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws provide for indemnification of our directors and officers to the fullest extent allowed by applicable law. We have also obtained liability insurance for our directors and officers against certain liabilities they may incur in their capacity as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, it is the position of the Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See “Index to Exhibits” following the signature page to this registration statement.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been, settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibit No.	Description

4.1	Amended and Restated Articles of Incorporation of Watsco, Inc., filed as Exhibit 3.1 to our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012 and incorporated herein by reference.

4.2	Amended and Restated Bylaws of Watsco, Inc., filed as Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on August 28, 2012 and incorporated herein by reference.

4.3	Watsco, Inc. 2021 Incentive Compensation Plan, filed as Appendix A to our Definitive Proxy Statement on Schedule 14A filed on April 30, 2021 and incorporated herein by reference.

5.1	Opinion of Greenberg Traurig, P.A.

23.1	Consent of KPMG LLP, independent registered public accounting firm.

23.2	Consent of Greenberg Traurig, P.A. (contained in legal opinion filed as Exhibit 5.1).

24.1	Powers of Attorney (included on signature pages hereto).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on June 7, 2021.

WATSCO, INC.
Registrant

By:	/s/ Albert H. Nahmad
Albert H. Nahmad
Chief Executive Officer
(on behalf of the registrant
and as Principal Executive Officer)

By:	/s/ Ana M. Menendez
Ana M. Menendez
Chief Financial Officer
(on behalf of the registrant
and as Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Albert H. Nahmad and Barry S. Logan, and each of them, such person’s true and lawful attorneys-in-fact and agent, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorneys-in-fact and agent or either of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/S/ ALBERT H. NAHMAD Albert H. Nahmad	Chairman of the Board and Chief Executive Officer (principal executive officer)	June 7, 2021

/S/ ANA M. MENENDEZ Ana M. Menendez	Chief Financial Officer (principal accounting officer and principal financial officer)	June 7, 2021

/S/ CESAR L. ALVAREZ Cesar L. Alvarez	Director	June 7, 2021

/S/ J. MICHAEL CUSTER J. Michael Custer	Director	June 7, 2021

/S/ DENISE DICKINS Denise Dickins	Director	June 7, 2021

/S/ BRIAN E. KEELEY Brian E. Keeley	Director	June 7, 2021

/S/ BOB L. MOSS Bob L. Moss	Director	June 7, 2021

/S/ AARON J. NAHMAD Aaron J. Nahmad	Director and President	June 7, 2021

/S/ STEVEN RUBIN Steven Rubin	Director	June 7, 2021

/S/ GEORGE P. SAPE George P. Sape	Director	June 7, 2021